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GRAYBAR ELECTRIC COMPANY, INC.

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(Name of Registrant As Specified in Its Charter)

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INFORMATION STATEMENT

April 30, 2021

GRAYBAR ELECTRIC COMPANY, INC.

34 North Meramec Avenue

Clayton, Missouri 63105

INFORMATION STATEMENT

This Information Statement is furnished to each holder of record of common stock of Graybar Electric Company, Inc. (the “Company”) and each owner of Voting Trust Interests representing beneficial ownership of such shares issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company. That meeting is to be held at 9:30 A.M. on June 10, 2021 at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105.  In the event that public health concerns make it inadvisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting in advance, which may include a change in venue or holding the meeting by means of remote communication.

The record holders of Common Stock outstanding at the close of business on April 15, 2021, will be entitled to attend and to vote at the meeting. On April 15, 2021, there were 22,814,618 outstanding shares of common stock. Each share is entitled to one vote.

On April 15, 2021,  18,860,368 of the issued and outstanding shares of common stock of the Company, constituting approximately 83% of the total outstanding shares, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under “Beneficial Ownership of More Than 5% of the Outstanding Common Stock.” The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power, which exceeds the requisite majority of shares outstanding, is sufficient to assure the taking of the following action, as more fully described herein:

·	Election of the ten persons nominated by the Board of Directors for election as directors.

The Voting Trustees have indicated as a group that they presently intend to vote the shares of common stock held by them FOR the persons nominated by the Board of Directors for election as directors. In addition, the Voting Trustees are authorized to vote in their discretion with respect to such other matters as may properly come before the meeting. The Voting Trust Agreement terminates on March 1, 2027, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent (75%) of the number of shares of common stock deposited thereunder.

This Information Statement will be sent or made available to holders of common stock and owners of Voting Trust Interests on or about April 30, 2021.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BENEFICIAL OWNERSHIP OF MORE THAN 5% OF THE OUTSTANDING COMMON STOCK

The following table sets forth certain information as of April 15, 2021 with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock. Such beneficial ownership relates solely to shared voting power because the Voting Trustees do not have any power to dispose of or direct the disposition of the shares of Company common stock held under the Voting Trust Agreement. As a general matter, the Voting Trustees may vote shares or otherwise exercise their powers under the Voting Trust Agreement only with the approval or consent of a majority of the Voting Trustees. The Voting Trust Agreement terminates on March 1, 2027, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the owners of Voting Trust Interests representing at least 75% of the number of shares of common stock deposited thereunder.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
K. M. Mazzarella, R. R. Harwood, W. P. Mansfield, and D. G. Maxwell, as Voting Trustees under a Voting Trust Agreement dated as of March 3, 2017
34 North Meramec Avenue Clayton, Missouri 63105	19,575,112	86%

BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the ownership of common stock and Voting Trust Interests representing shares of common stock held in the Voting Trust as of April 15, 2021 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and by all executive officers and directors of the Company as a group. On April 15, 2021, no single director or executive officer beneficially owned more than 1% of the common stock or Voting Trust Interests, and all shares of common stock beneficially owned by directors and executive officers were held in the voting trust. The Voting Trustees, when acting in that capacity, as a group possess the shared voting power associated with approximately 83% of the outstanding shares of common stock but possess no power of disposition with respect to such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
D. A. Bender	24,448	W. P. Mansfield	25,229
S. S. Clifford	25,502	D. G. Maxwell	26,732
D. E. DeSousa	28,893	K. M. Mazzarella	72,814
M. W. Geekie	24,138	B. L. Propst	25,135
R. H. Harvey	13,222	Executive officers and
R. R. Harwood	38,051	directors as a group
		(10 persons) (1%)	304,164

(1)Represents shares held by Voting Trustees for the benefit of the executive officer, with respect to which the executive officer has sole dispositive power, but not sole voting power.

None of the shares of common stock or Voting Trust Interests that are beneficially owned by directors or executive officers of the Company has been pledged as security on a bank loan or otherwise.

Proposal 1:  Nominees for Election as Directors

Nine directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. Following the announced retirement of Mr. Harwood, there will be four vacancies on the Board, which will not be filled by the shareholders at the Annual Meeting. The persons nominated by the Board of Directors for election as directors, each of whom is currently a director, are listed below. All of the nominees have consented to being named in this Information Statement and to serve following their election. All of the nominees are presently employees of the Company. Accordingly, for purposes of serving on the Board or any committee, none of the directors who served during 2020 is deemed to be independent within the meaning of the listing standards of the New York Stock Exchange, which standards the Board has elected to use for purposes of determining independence. Certain additional information concerning the nominees is set forth below.

DIRECTORS

D. A. Bender, 55, joined the Company’s Board of Directors in 2014 and also serves on the Audit Committee of the Board and on the Compensation Committee of the Company. Mr. Bender is currently employed by the Company as its Vice President, Business Performance.  In this role, he is responsible for developing and implementing strategic programs to drive growth, profitability and customer service excellence across Graybar's North American organization.  Prior to 2021, he served as a District Vice President, where he was responsible for the operation and profitability of the Atlanta District for over eight years. He was employed by the Company in 1988. Mr. Bender received his Bachelor of Science in Business Administration from West Virginia University in 1987. He earned a certificate from the Company’s Rutgers University Supply Chain Management Program in 2006. He has participated in various board member symposia, including most recently the 2020 KPMG Board Leadership Conference.  Mr. Bender’s broad-based experience in sales working with customers and suppliers, coupled with his extensive industry knowledge and leadership experience, make him a valuable member of the Board.

S. S. Clifford,  50, joined the Company’s Board of Directors effective February 1, 2015 and also serves on the Executive Committee of the Board and on the Compensation, Disclosure, Employees’ Benefit, Finance, IT, Branch House and Sustainability Committees of the Company. Mr. Clifford serves as Chair of the Sustainability Committee of the Company. Mr. Clifford is currently employed by the Company as its Senior Vice President and Chief Financial Officer. He is responsible for the operation of the treasury, accounting, tax and internal audit functions, as well as the operation of the Company’s logistics network, service platform and information systems. From 2015 to June 2019, Mr. Clifford was the Company’s Senior Vice President – Supply Chain Management.  He was employed by the Company in 1994. Mr. Clifford received his Bachelor of Science in Electrical Engineering from Washington University in St. Louis before earning his Master of Business Administration from Webster University. He attended the Directors’ Consortium jointly presented by the University of Chicago, Booth School of Business, Stanford University & Dartmouth. Mr. Clifford serves on the board of directors of Parksite, Inc., a privately held distributor of building products. Mr. Clifford serves on the University of Missouri - St. Louis Supply Chain and Analytics Advisory Board and the SAP Global Advisory Council for Retail and Wholesale and is a former member of the executive board of advisors for HP PPS Managed Services. Mr. Clifford’s wide spectrum of experience in sales, operations, profit center management and information technology enables him to provide valuable insights when dealing with customer-facing and operational initiatives, inventory and service and technology issues.

D. E. DeSousa, 62, joined the Company’s Board of Directors in 2020 and also serves on the Executive and Audit Committees of the Board and on the Branch House Committee of the Company, Mr. DeSousa is currently employed by the Company as its Senior Vice President and General Manager.  He is responsible for all of Graybar’s districts and certain subsidiaries.  Prior to assuming this role in June 2020, Mr. DeSousa was Regional Vice President for the company’s western region for about three years.     He was first employed by the Company in 1981 and has held many leadership positions in the Company.  Mr. DeSousa received his Bachelor of Science degree in Business-Finance from California Polytechnic State University (San Luis Obispo).  He attended the Mergers and Acquisitions executive education program at the University of Chicago, Booth School of Business.  Mr. DeSousa’s broad-based experience in general management and sales, his experience with mergers and acquisitions, and his extensive industry knowledge and leadership experience, make him a valuable member of the Board.

M. W. Geekie, 59, joined the Company’s Board of Directors in 2008 and also serves on the Executive Committee of the Board, as well as on the Audit Committee of the Board as non-voting Secretary, and on the Compensation, Disclosure, Employees’ Benefit, Finance, IT and Contributions Committees of the Company. On January 5, 2012, he became Chairman of the Company’s Canadian subsidiary. Mr. Geekie is currently employed by the Company as Senior Vice President, Secretary and General Counsel and has served in that role since August

2008. In that capacity, he is responsible for corporate governance and the legal and risk management functions of the Company. He was employed by the Company in 2008. Mr. Geekie received his undergraduate and law degrees from St. Louis University. Mr. Geekie has participated in various board member symposia, including the National Association of Corporate Directors Technology Symposium and the Private Company Governance Summit. Mr. Geekie serves as a member on the board of directors of CK Power, a private company that is a leading manufacturer of power units and power generation solutions, as well as on the St. Louis/Chicago Advisory Board of FM Global, a global insurer of commercial real estate. His broad-based corporate governance, risk management and legal experience dealing in corporate, commercial, securities, mergers and acquisitions, ethics, product liability, international and import/export matters, coupled with his leadership and management experience, enable him to provide a unique perspective regarding the Company’s operations.

R. H. Harvey, 59, was elected to the Company’s Board of Directors in September 2018 and also serves on the Audit Committee of the Board and on the Branch House Committee of the Company. Mr. Harvey is currently employed by the Company as a District Vice President and has held that position since February 2010. He is responsible for the operation and profitability of the New York District. He was employed by the Company in 1983.  Mr. Harvey received his Bachelor of Science in Management and Business from National Louis University and a certificate from the Company’s Rutgers University Supply Chain Management Program in 2006. He also earned certificates by attending Northwestern Kellogg School of Management, KMI Executive Education Program in 2008 and Harvard University’s Making Corporate Boards More Effective in 2019.  He has participated in various board member symposia, including the 2020 KPMG Board Leadership Conference. Mr. Harvey's broad-based experience in sales, leadership, customer and supplier interactions, along with his extensive industry knowledge, make him a valuable member of the Board.

W. P. Mansfield, 58, was elected to the Company’s Board of Directors effective April 1, 2014. Mr. Mansfield serves on the Executive Committee of the Board. He also serves as Chair of the Branch House Committee, as well as on the Contributions, Employees’ Benefit, Compensation, Finance, IT, and Sustainability Committees of the Company. He is a successor trustee under the Voting Trust. Mr. Mansfield is currently employed by the Company as Senior Vice President – Marketing, where he is responsible for leading the Company's marketing efforts.  He was employed by the Company in 1987. Mr. Mansfield received his Masters of Business Administration Degree from the University of Missouri – St. Louis and a Bachelor’s Degree in Mathematical Computer Science from St. Louis University. He has attended a number of board member symposia including most recently the Finance for Executives and Mergers and Acquisitions executive education programs at the University of Chicago, Booth School of Business.  He is a member of the advisory board for Anova Furnishings. Mr. Mansfield’s broad management, sales and marketing experience with the Company and his knowledge of industry trends allow him to provide valuable insight to the Board.

D. G. Maxwell, 62, joined the Company’s Board of Directors effective January 1, 2013, at which time he became Chair of the Audit Committee. Mr. Maxwell serves on the Executive Committee of the Board. He is currently employed by the Company as Senior Vice President - Sales, where he leads the development and implementation of the Company's sales strategy. Prior to this role, Mr. Maxwell served as Regional Vice President, Western Region, responsible for the profitability and performance of all branches and districts in his region, as determined by the President. He was employed by the Company in 1985. Mr. Maxwell received his Bachelor of Science Degree in Business Administration from California State University-Sacramento. Mr. Maxwell has served as a member of the Board of Directors of the National Association of Electrical Distributors and was formerly Chair of its National Education and Research Foundation and has served as a Vice President of the Western Region Council of that organization. He has attended a number of board member symposia and Board executive education programs. Mr. Maxwell’s broad-based experience in sales working with customers and suppliers, coupled with his extensive industry knowledge and leadership experience, allow him to make a significant contribution to the Board.

K. M. Mazzarella, 61, is Chairman, President and Chief Executive Officer of the Company. She joined the Company’s Board of Directors in 2004 and also serves as Chair of the Executive Committee of the Board and as Chair of the Employees’ Benefit, Finance and IT Committees of the Company. She is a successor Voting Trustee under the Voting Trust.    She was employed by the Company in 1980.  Ms. Mazzarella serves on the Board of Directors of Waste Management, Inc., a New York Stock Exchange-listed company, as Chair of its Nominating and Governance Committee and as a member of its Management Development and Compensation Committee. Ms. Mazzarella also serves on the Board of Directors and as a member of the Finance and People Resources Committees of Cigna Corporation, a company listed on the New York Stock Exchange. In 2019, she joined the board of directors of Core & Main, a private company that is a leading distributor of water, sewer and fire protection products. She received her Bachelor of Science degree from National Louis University and her Masters of Business Administration from Webster University. Ms. Mazzarella’s broad management, sales, marketing and human resources experience with the Company, coupled with her extensive educational background, leadership skills, and strategic vision, enable her to help the Board focus on strategic issues affecting the Company.

B. L. Propst, 51, joined the Company’s Board of Directors in 2009 and also serves on the Executive Committee of the Board and on the Employees’ Benefit, Finance, IT, and Sustainability Committees of the Company. Ms. Propst currently serves as Chair of the Compensation and Contributions Committees. Ms. Propst previously served on the Audit Committee of the Board and the Branch House Committee of the Company. Ms. Propst joined the Company in 2002 and has served as the Company’s Senior Vice President-Human Resources since June 2009. She is responsible for developing and executing the human resources strategy in support of the Company’s overall business plan. Ms. Propst received her undergraduate degree from Albion College and her law degree from the University of Illinois College of Law. She earned her Executive Scholar Certificate from the Kellogg School of Management at Northwestern University, which included completion of the Women’s Director Development Program. Ms. Propst serves as an advisory Board Member of MTM, Inc.  Ms. Propst’s background and education in legal and employment matters provides her with a framework to offer creative solutions to the talent challenges facing the Company.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Our business is managed with the direction of our Board of Directors. The Board generally conducts its business through meetings of the Board and its committees. The Board met or acted six times in 2020. No incumbent directors attended fewer than 75% of the aggregate of the total number of meetings of the Board and all Board committees of which they were members. A meeting of the Board is typically scheduled in conjunction with the annual meeting of shareholders, and, although the Board does not have a formal policy with regard to director attendance at the annual meeting, it is expected that all directors will attend the Annual Meeting absent a schedule conflict or other valid reason. All of the directors attended the 2020 Annual Meeting.

Our Code of Business Conduct and Ethics requires any Vice President or other officer who is not a member of the Board to obtain the approval of the President prior to engaging in any conduct that might result in or be perceived to result in a conflict between the personal interest of the Vice President or other officer and our best interest. The President and any member of the Board must obtain the approval of a majority of the disinterested directors before engaging in any such conduct. Our Code of Business Conduct and Ethics is in writing, and a current copy is available at https://www.graybar.com/legal under the heading “Code of Ethics”. To our knowledge, no transactions in 2020 were required to be reviewed, approved or ratified in accordance with these policies and procedures where such procedures were not followed.

Board Committees

The Board of Directors has designated an Executive Committee consisting of Mses. Mazzarella and Propst and Messrs. Clifford, DeSousa, Geekie, Harwood, Mansfield and Maxwell. Except as otherwise provided by law and the Company’s amended Restated Certificate of Incorporation, the Executive Committee has all the authority of the Board of Directors and all of its committees. The Executive Committee acted 24 times in 2020.

The Company has an Audit Committee, which met or acted eight times in 2020. Messrs. Bender, DeSousa, Harvey, Maxwell, and Geekie (non-voting) are the current members of the Audit Committee. The Audit Committee is governed by a written charter approved by the Board of Directors, and a current copy is available at https://www.graybar.com/legal under the heading “Audit Committee Charter”. The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually, and it was last revised in December 2016. None of the members of the Audit Committee is independent because none of the directors is independent. See “Proposal 1 - Nominees for Election as Directors.” None of the members of the Audit Committee is an audit committee financial expert as that term is defined in the rules promulgated by the Securities and Exchange Commission (SEC). See “Audit Committee Report.” The Company has chosen not to appoint an outside financial expert to the Audit Committee because it would be inconsistent with our employee- and retiree-ownership structure to appoint non-employees to the Board of Directors or its committees.

The Board of Directors has also appointed an advisory Compensation Committee, which met or acted five times in 2020. Ms. Propst and Messrs. Bender, Clifford, Geekie, Harwood and Mansfield currently serve on the Compensation Committee, which has responsibility for recommending, implementing, and continually monitoring adherence to the Company’s compensation philosophy, objectives, policies and practices, including reviewing the Company’s policies and making recommendations to the Chairman, President and Chief Executive Officer with respect to the Company’s salary administration policy matters and changes to the Company’s compensation philosophy and incentive plans. The Compensation Committee also recommends salary adjustments to the Board of Directors for the Chairman, President and Chief Executive Officer, after considering data received from the outside compensation consultant, Longnecker & Associates, and other factors as described under “Compensation Discussion and Analysis - Executive Compensation Process.” In 2020, Longnecker & Associates was engaged by the Human Resources Department to perform an executive compensation analysis for the named executive officers that included job matching and benchmarking of total compensation against the consultant’s database for all industries and the peer companies described below. See “Compensation Discussion and Analysis – Executive Compensation Process.” The Compensation Committee is governed by a written charter, a current copy of which is available at https://www.graybar.com/legal under the heading “Compensation Committee Charter”.  See “Compensation Committee Report.”

The Company has no nominating committee. The Board of Directors has determined that it is appropriate for the entire Board to participate in the nomination, consideration and selection of director nominees who, for the most part, historically have been long-time employees of the Company or one of its subsidiaries, with a broad range of management experience within the Company.

When identifying a nominee to fill a vacancy or new position on the Board, the directors consider a number of factors, including the recommendation of our Chairman, President and Chief Executive Officer, the education, background and reputation of the candidate in terms of character, personal and professional integrity, his or her business experience, including positions held as an employee of the Company or one of its subsidiaries, and how the person would complement the other directors in terms of expertise and experience. The Board uses a competency-based leadership model to assess its candidates for membership, as well as an evaluation of executive and Board member performance to select candidates. This leadership model is reviewed, discussed, and affirmed annually by the Board of Directors. The Board member selection process described above, along with the practice of including members from many functional areas of the Company, results in a Board of Directors whose members have exhibited exemplary leadership abilities, who possess varied professional experience and complementary skills, and who offer differing viewpoints.

The Board of Directors does not have a policy with regard to consideration of potential candidates recommended for consideration by holders of common stock and owners of Voting Trust Interests. The Board of Directors believes that the procedure used traditionally, which generally has been for the Board to select employees who have been promoted throughout their careers until they reach a relatively senior management position either in the field or at corporate headquarters and who exhibit the leadership competencies as identified by the Board of Directors, together with the process outlined above, has served the Company and its employee- and retiree-shareholders well.

Board’s Leadership Structure and Role in Risk Oversight

Since 2001 (excluding the 2012 transitional year), the positions of Chief Executive Officer and Chairman of the Board have been combined. Aside from the temporary transition period that existed during the second half of 2012, the Board has not historically seen an incremental benefit in separating the positions and believed that the combined structure better suited the leadership needs of the Company, especially taking into account the success the Company has experienced under its historic structure. Further, since the Board has no independent members under the listing standards of the New York Stock Exchange, the Board is unable to consider choosing a lead independent director.

The Board of Directors’ oversight of risk management employs the Board and the Company’s committee structure, including the Audit Committee, the Disclosure Committee, the Risk Committee and the Finance Committee, as well as the full Board of Directors. In 2009, the Board charged a working group with periodically assessing and quantifying key risk exposures and opportunities, and their expected impacts on Graybar’s value, financial performance and sustainability, as well as establishing a more formalized risk management framework.

As a result of this group’s recommendation, the Company has established a Risk Committee, to which the working group reports. The mission of the risk committee is to oversee a sustainable dynamic process that enables enterprise-wide cross-functional analysis and assessment of risks that may threaten the Company, or provide opportunities to leverage resources to create growth opportunities. Under its charter, the committee is to be comprised of at least three members of the Board, selected by the President. The committee working group is comprised of representatives from the following functional areas of the Company: treasury, human resources, legal, supply chain management, sales, and marketing. Currently, the Senior Vice President, Secretary and General

Counsel, a member of the Risk Committee, apprises the Board quarterly of the working group and this Committee’s activities.

The Audit Committee of the Board meets throughout the year to review the Company’s periodic SEC filings and other financial information.  In addition, the Audit Committee provides assistance to the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders and others relating to the integrity of the Company’s financial statements, the effectiveness of the Company’s disclosure controls and procedures, internal control over financial reporting, the performance of the internal audit function, the performance of the annual independent audit of the Company’s financial statements, the qualifications and independence of the independent accountants, the Company’s compliance with legal and regulatory requirements, the Company's cybersecurity and cyberstrategy, and the legal compliance and ethics programs as established by management and the Board.

The Company also has a Finance Committee that reviews the past, present, and anticipated financial needs of the Company and the financial arrangements of the Company. The Finance Committee reviews and appraises the performance of the investment managers of the Company’s Pension Plan and Profit Sharing and Savings Plan. The Finance Committee also reviews the property and casualty insurance program maintained by the Company, the capital expenditures activity of the Company and the federal, state, and local tax activity as reported and makes recommendations to the Board with regard to any changes deemed necessary or advantageous to the Company.

The Company established a Disclosure Committee in 2009 and adopted a charter that was most recently amended in March 2020. The Disclosure Committee, which is a subcommittee of the Finance Committee of the Company, is comprised of senior management personnel or their designees from the following functional areas of the Company: treasury, accounting, human resources, information technology, legal, supply chain management, sales, and marketing. The Committee assists in ensuring that disclosures made by the Company to its shareholders are materially accurate, complete and not misleading, and fairly present the Company’s business, financial condition and results of operations.

At each regularly scheduled board meeting, the Board receives a report from the Senior Vice President, Secretary and General Counsel regarding risk issues facing the Company as well as risk mitigation activities. In addition, the Board receives and reviews business reports prepared by the Company’s corporate staff on a quarterly basis. Each corporate department presents an overview to the Board of the future challenges they expect the Company to face. The Board reviews these reports and takes action that it deems appropriate, in light of the circumstances.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board of Directors of the Company. We oversee the Company’s financial reporting process on behalf of the Board of Directors. Other members of management have the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling our oversight responsibilities, we reviewed the audited financial statements with these members of management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

We reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We received the written disclosures and the letter from Ernst & Young LLP, the independent accountants, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee regarding independence, and have discussed such independence with them.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Board approved such inclusion.

Submitted by:

D. G. Maxwell, Chair

D. A. Bender

D. E. DeSousa

M. W. Geekie (non-voting)

R. H. Harvey

Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The names and titles of our “named executive officers” for SEC compensation reporting purposes for the fiscal year ended December 31, 2020 are:

Name	Title
K. M. Mazzarella	Chairman, President and Chief Executive Officer
S.S. Clifford	Senior Vice President and Chief Financial Officer
R. R. Harwood	Senior Vice President and Chief Strategy Officer
M. W. Geekie	Senior Vice President, Secretary and General Counsel
B.L. Propst	Senior Vice President – Human Resources

Compensation Philosophy and Principles

Since June 2011, our compensation philosophy has been to support short- and long-term business focus, to be flexible to accommodate changes in business direction, and to create a performance-based culture. Programs under this philosophy should create and reinforce a strong line of sight by rewarding results, aligning risks and rewards, and attracting and retaining valuable employees with a market-competitive rewards framework, consistent with Graybar’s values. We consider total compensation to include both pay and benefit elements. The principles that underlie our compensation elements for employees also apply to the compensation of the named executive officers.

We do not grant stock options or use other equity-based compensation tools because we feel that equity- based compensation is inconsistent with the current and historic philosophy behind our employee- and retiree- ownership structure, the maintenance of which is a core value of our Company. All shares of stock owned by the named executive officers, as is the case with all other employees, have been purchased by them under employee common stock purchase plans or have been received as a stock dividend on shares so purchased.

We use the following principles in evaluating and determining compensation for the named executive officers:

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Total compensation is a combination of base salary, annual cash incentive, retirement and health and welfare benefits designed to attract, motivate and retain a highly qualified executive team in a manner consistent with our being an employee- and retiree-owned company.

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A significant portion of executive annual compensation should be at risk by being tied to our business performance and each individual’s contribution to that performance. In 2020, between 38% and 49% of total annual compensation for our named executive officers was based on Company performance.

Executive Compensation Elements

Applying this philosophy and these principles, we have established a total compensation program for the named executive officers that includes substantially the same elements that are used for all our management employees. The process for arriving at these elements is described below.

The primary compensation elements for our named executive officers are as follows:

Base Salary. Base salary is the fixed pay element that compensates the named executive officers for services rendered during the fiscal year. Salary makes up, on average, approximately 48% of a named executive officer’s annual cash compensation. In 2020, our Board approved a merit-based salary increase for the Chairman, President and CEO based on the recommendation of the Compensation Committee. As President and CEO, Ms. Mazzarella determined salary increases for the other named executive officers. Market data are one consideration that the President and CEO takes into account in annually establishing salary increases. Other factors evaluated are individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance, and current salary and past increases among Senior Vice Presidents.

Performance-Based Non-Equity Incentive Compensation.  Our Management Incentive Plan (MIP) is a performance-based annual cash incentive award that is designed to motivate eligible management employees to achieve specific pre-defined annual financial goals for net profit, gross margin and sales set for their respective business units, to reward the achievement of such goals and to foster annual retention. We vary the emphasis on each financial goal in the MIP in order to promote our current strategies, which we believe assists us to appropriately balance our results of operations. Those goals are based on aggregate performance for the named executive officers and other MIP participants whose responsibilities are at the corporate level because their goals and actions impact the business and results of operations throughout the Company.

The same MIP formula described below is used for the named executive officers as for other management employees who participate in the MIP, except for structural differences related to the applicable business unit (corporate, region, district or branch) and the potential for branch management employees to receive up to 25 additional points. MIP has been an integral part of our management compensation program for more than 40 years and is structured in a way that supports our philosophy that employees should share the rewards when the Company’s business units approach, meet or exceed their annual financial goals and should share in the challenges by having more compensation at risk when these goals are not attained.

Awards payable under MIP vary based on level of responsibility. The most senior executive officers have the highest level of responsibility and, therefore, the guideline percentages for senior executive officers reflect the higher end of the range stated in the second bullet below. The rationale for making their total compensation contingent upon the achievement of the annual aggregate financial goals is that, through decision- and policy-making, these individuals have the most impact on the overall profitability of the Company. In 2020:

•

Annual incentive award payments under MIP are based on actual performance against budget for sales, gross margin and net profit. In January of each year, the Board of Directors approves budgets consistent with Company growth and other strategic objectives as determined during the strategic planning meetings of the Board of Directors held during the previous year. Parameters used to set the growth objectives include the growth that we believe that we can finance internally, the expected growth in the markets we serve and an increase in market share goal.

•

Named executive officers have a guideline incentive ranging from 85% to, in the case of our President and Chief Executive Officer, 110% of base salary. As discussed in the note below the following table, to receive any incentive award under MIP, performance against net profit, gross margin and sales budgets must be at least 75%, which yields 25 points for the net profit component, five points for the gross margin component and one point for the sales component. Results at or above 75% of the budgeted amounts for each component are assigned points according to an index provided to all participants in advance of each MIP year. The maximum amount payable under MIP is 150% (150 points) of the applicable guideline incentive, as discussed in the next paragraph.

Incentive awards payable to all corporate MIP participants, including the named executive officers, are calculated based on their guideline incentive (eligible base salary multiplied by the applicable guideline percentage), which ranges from 20% to 110% based on salary grade, multiplied by the corporate performance index. The corporate performance index is calculated based on the consolidated financial performance of the Company as determined from time to time in accordance with guidelines adopted by the Board of Directors.

The following table sets forth the base components of the 2020 MIP performance index for the named executive officers:

	Net Profit Points	Gross Margin Points	Sales Points
Corporate (Location of named executive officers)	Up to 70	Up to 50	Up to 30
Net Profit = Actual results vs. budgeted net profit before taxes, MIP, and profit sharing. Gross Margin = Actual results vs. budgeted gross margin dollars. Sales = Actual results vs. budgeted sales.

NOTE: For the combined Net Profit, Gross Margin and Sales components, up to 31 points could be earned for achieving 75% of the budgets, up to 100 points could be earned for achieving 100% of the budgets and up to 150 points could be earned for achieving 105% of all budgets. The Plan provides that limited discretionary payments may be awarded by the President to individual participants or groups of participants, upon recommendation of any officer to the President, and as reported to the Board of Directors.

In 2020, aggregate performance against budget for the various MIP components resulted in 70 points being awarded for net profit, 26 points for gross margin, 15 points for sales, and 1 additional point awarded under the discretionary plan provisions described above. The sum of the points awarded under the Plan for corporate MIP participants, including the named executive officers, for 2020 was 112.

As an example, for a named executive officer with a guideline percentage of 85%, a performance index of 112 would earn a 2020 MIP payment paid in 2021 of 112% of 85%, or 95% of the named executive officer’s base salary. In this example, approximately 48% of this hypothetical officer’s annual aggregate compensation would be based on Company performance.

Deferral of Base Salary and MIP Compensation.  Named executive officers are not eligible to participate to the same extent in the tax-deferred savings opportunities afforded all other employees under the Company’s qualified profit sharing and savings plan due to income limitations imposed by the Internal Revenue Code of 1986, as amended (IRC). To accommodate this difference, the named executive officers are offered a savings replacement opportunity that allows them to voluntarily elect to defer a portion of their base salary and/or incentive award compensation to a nonqualified plan, subject to compliance with Section 409A of the IRC. The maximum allowable deferrable percentages are 50% for base salary and up to 100% of incentive award compensation. If a named executive officer elects to defer compensation, a portion of any profit sharing contribution will also be deferred as described under “Retirement Plans.” See “Executive Compensation – Nonqualified Deferred Compensation.”

Health and Welfare Benefits. Health and welfare benefits are designed to provide competitive, basic group health, life and disability insurance for all eligible employees, including the named executive officers. The Compensation Committee and management periodically review the competitiveness of these benefits against the benefits offered by the broader general industry, as identified by national consulting firms.

Perquisites and other Personal Benefits. We reimburse the named executive officers and other management employees for social and country club memberships when used primarily to conduct business activities. Named executive officers and other executives may also receive spousal travel benefits when our interests warrant spousal attendance at specific meetings or functions related to their duties. Named executive officers and other management employees are offered financial planning services and individual disability insurance due to benefit limits under the group disability insurance policy. Perquisites are recorded at aggregate incremental cost to Graybar.  As a general matter, we pay these executives additional related tax “gross-up” amounts. See “Executive Compensation – All Other Compensation.”

Retirement Plans. Consistent with our Company values, we encourage our employees to keep a long-term perspective by maintaining three retirement-based programs, which strive to recruit and retain talent by helping provide an opportunity for financial security into retirement and by rewarding and motivating tenure. All of our plans vest after three years of Company Service (as defined in the plans) or immediately upon death. The profit sharing and savings plan also serves to encourage annual financial results because Company contributions are funded by a portion of the profits, if any, generated in a given plan year.

•

Profit Sharing and Savings Plan. The Company’s tax-qualified profit sharing and savings plan permits Company contributions, based on the performance of the Company, to be allocated on the same basis to all eligible employees, including the named executive officers. This type of plan, which permits the sharing of profits based on the performance of the Company, is consistent with our employee- and retiree-ownership structure.  See “Executive Compensation – All Other Compensation.”  To the extent that an employee’s or a named executive officer’s annual allocated profit sharing contribution amount under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits may be paid in cash or deferred for later payment under the Company’s nonqualified, unfunded plan, depending upon the election to defer compensation, made by each eligible employee, including the named executive officers, in the year prior to the plan year. See “Executive Compensation – Nonqualified Deferred Compensation.”

•

Pension Plan. We also provide a tax-qualified defined benefit pension plan to all eligible employees who were hired or last rehired before July 1, 2015 (or who were covered by specified collective bargaining agreements), including the named executive officers, which is consistent with the philosophy of the Company to foster long- term employment. Pension benefits are forfeited if an employee terminates before completing three years of service. Pension benefits may be paid from the Company’s nonqualified, unfunded plan for any employees, including the named executive officers, to the extent their pension plan benefit exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC.  See “Executive Compensation – Pension Benefits.”

•

401(k) Company Match. For eligible employees who were hired or last rehired on or after July 1, 2015, we offer to match up to 50% of the first 6% of an employee’s voluntary contributions per pay period to her pre-tax 401(k) account and/or post-tax Roth account, which was a plan addition in 2017. Company matching contributions are forfeited if an employee terminates before completing three years of service. Company matching contributions may be paid from the Company’s nonqualified, unfunded plan for eligible executives of the Company to the extent they participate in the nonqualified deferred compensation plan and their Company matching contribution is impacted by the limitations of Sections 401(a)(17), 402(g) and 415 of the IRC.

Executive Compensation Process

In 2020, the Company engaged Longnecker & Associates as an outside compensation consultant to work with the Compensation Committee (all of whose members are members of management of the Company) to provide market data against which the President and Chief Executive Officer’s salary is generally reviewed. Based in part on its review of these market data, the Committee made a recommendation to the Board regarding the salary for Ms. Mazzarella. The Company’s performance was also considered in the Committee’s recommendation. The Board (with the President and Chief Executive Officer abstaining) had the final decision-making authority to set the appropriate level for the President in 2020.

On a periodic basis, including for 2020, the outside consultant also provides market data for other executives, including some of the other named executive officers, to the President. These market data are one consideration that the President takes into account in annually establishing the compensation levels of senior management personnel, including the other named executive officers. Other factors evaluated are individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance and current salary and past increases among Senior Vice Presidents. Pay levels are established after reviewing the elements of compensation independently and in the context of total compensation for each individual.

The primary competitive market is a peer group of publicly traded companies of similar size and sales in the wholesale distribution industry. Other sources used by the consultant are broader published survey sources for companies that operate in the retail trade and wholesale distribution industry or that are electric goods wholesalers.

The peer group, which is periodically reviewed and updated by the Compensation Committee, for 2020  was updated from 2019 and consisted of:

Advance Auto Parts, Inc.	LKQ Corporation
Anixter International, Inc.	MRC Global Inc.
Beacon Roofing Supply, Inc.	SYNNEX Corp.
Fastenal Corporation	Univar Solutions, Inc.
Grainger (W. W.), Inc.	Veritiv Corporation

HD Supply Holdings, Inc.	Watsco, Inc.
Henry Schein, Inc.	WESCO International, Inc.

The Compensation Committee determined that Essendant, Inc. should be removed from the peer group due to its having been acquired in 2019, based in part on the recommendation by Longnecker & Associates. Each company was analyzed based on income, market capitalization, enterprise value and operational footprint.

The fees billed to the Company from Longnecker & Associates for executive compensation services in 2020 were $47,750. Longnecker & Associates provided no other services to the Company or its committees.

Employment Agreements, Severance and Change-In-Control Benefits

We do not have employment agreements, change-in-control benefits or executive severance benefits for any of the named executive officers because we feel that these types of benefits are inconsistent with the equitable philosophy behind our employee- and retiree-ownership structure. Named executive officers are eligible for the same severance programs provided to all employees of the Company. See “Executive Compensation – Potential Post- Employment Payments.”

COMPENSATION COMMITTEE REPORT

We constitute the Compensation Committee of the Board of Directors of the Company.

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Information Statement and, through incorporation by reference from this Information Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by:

B. L. Propst, Chair

D. A. Bender

S. S. Clifford

M. W. Geekie

R. R. Harwood

W. P. Mansfield

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth information regarding all elements of the compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

K.M Mazzarella Chairman, President & Chief Executive Officer	2020	$1,075,101	$1,324,524	$2,196,014	$300,673	$4,896,312
	2019	$1,010,429	$1,467,144	$2,555,195	$338,834	$5,371,602
	2018	$947,893	$1,364,966	$565,748	$353,380	$3,231,987

S. S. Clifford Senior Vice President & Chief Financial Officer	2020	$375,483	$357,460	$687,947	$96,872	$1,517,762
	2019	$340,124	$381,619	$515,947	$104,478	$1,342,168
	2018	$299,890	$367,066	$186,016	$103,553	$956,525

R. R. Harwood Senior Vice President & Chief Strategy Officer	2020	$364,110	$346,633	$564,477	$213,525	$1,488,745
	2019	$343,500	$385,407	$674,755	$109,085	$1,512,747
	2018	$321,000	$392,904	$125,229	$111,723	$950,856

M. W. Geekie Senior Vice President, Secretary & General Counsel	2020	$389,178	$370,497	$164,914	$103,819	$1,028,408
	2019	$364,811	$409,318	$156,538	$116,684	$1,047,351
	2018	$345,212	$422,540	$68,196	$122,236	$958,184

B. L. Propst Senior Vice President - Human Resources	2020	$358,450	$341,244	$349,963	$93,441	$1,143,098
	2019	$335,000	$375,870	$291,442	$97,191	$1,099,503
	2018	$313,800	$384,091	$105,765	$102,260	$905,916

(1) Amounts earned in the year indicated, including amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(2) Payments made in 2021, 2020 and 2019 for the fiscal years 2020, 2019 and 2018, respectively, under MIP. Includes amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(3) Amounts relate to annual changes in pension values for the year indicated. See the Pension Benefits Table.

(4) Amounts include annual amounts contributed by the Company to the qualified and non-qualified profit sharing and savings plans, directors’ fees paid in cash, and perquisites and other personal benefits and other miscellaneous items. See “Executive Compensation - All Other Compensation.”

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of possible MIP payouts for 2020. The actual payment is shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
K. M. Mazzarella	366,609	1,182,611	1,773,916
S. S. Clifford	98,940	319,161	478,741
R. R. Harwood	95,943	309,494	464,240
M. W. Geekie	102,548	330,801	496,202
B. L. Propst	94,452	304,682	457,024

(1) “Threshold” represents the amount payable if actual results were 75% of each of the net profit, gross margin budgets and sales budgets, “Target” represents the amount payable if actual results were 100% of those budgets and “Maximum” represents the amount payable if actual results were 105% of the net profit and gross margin budgets and 105% of the sales budget. No MIP payment would have been due if the Threshold had not been reached.

Pension Benefits

The Company has a qualified defined benefit pension plan covering all eligible employees who were hired or last rehired before July 1, 2015, including the named executive officers (except for certain employees covered by specified collective bargaining agreements). Benefits provided in the Pension Table reflect plan provisions in effect through December 31, 2020. Effective July 1, 2015, the Company updated its defined benefit pension plan to eliminate eligibility for employees hired or last rehired on or after July 1, 2015.

Effective January 1, 2010, the Company updated its defined benefit pension plan, which affects the benefits earned by its current employees, including the named executive officers, as well as employees hired after January 1, 2010 but before July 1, 2015. The updates include an adjusted benefit formula that uses a larger percentage of pay to calculate annual pension benefits for years of service through December 31, 2009 and an updated interest rate for converting lump sum payments to annuities and vice versa. Other updates include three-year vesting, regardless of age, and a benefit transition provision. This transition provision applies to employees, including the named executive officers, who earned a benefit before January 1, 2010 and did not retire or terminate employment with the Company until on or after January 1, 2010. The transition provision provides that these employees will receive the better of benefits earned under the plan provisions in effect prior to 2010 or under the January 1, 2010 updated plan for the period through December 31, 2012. Under the updated plan, pension benefits earned after January 1, 2010 are based on a pension equity credit formula, as follows:

Years of Service	Credits Per Year	Years of Service	Credits Per Year
1-5	5%	16-20	8%
6-10	6%	21-25	9%
11-15	7%	26+	10%

An employee’s Final Average Annual Eligible Pay is multiplied by the aggregate number of credits (expressed as a percentage) to determine the lump sum payment, which may then be converted into an annuity based upon IRS tables.

A participant also receives an additional two percent credit annually for any portion of pay that is above the Social Security Taxable Wage Base.

Employees become fully vested after three years of service, regardless of age, and eligible employees may retire and begin receiving full pensions at the age of 65, at age 55 with 20 years or more of service, or at any age with 30 years of service under the plan. Employees may also receive early retirement benefits at age 50 with 25 years of service; however, benefits earned prior to January 1, 2010 will include an early retirement reduction.

Prior to the updates, the annual benefit formula for the pension plans (qualified and nonqualified) was defined as the greater of (a) or (b), less (c), where:

(a)	is 1% of the Final Average Annual Eligible Pay (as defined below) multiplied by years of Company service;

and

(b)	is $18 per month multiplied by years of Company service, up to a maximum of 30 years of such service;

(c)	is 1% of the participant’s annual social security amount multiplied by years of Company service, up to a maximum of 33-1/3% of such annual social security amount.

The plan updates increased the (a) benefit component to 1.1% from 1.0% and changed the basis for determining lump sums from a Pension Benefit Guaranty Corporation-based rate to the IRS standard maximum interest rates.

While the formula under the updated plan for executives is the same as for all employees, compensation under the qualified plan is limited by the IRC and does not include amounts deferred under a deferred compensation agreement. Therefore, to the extent that an employee’s or a named executive officer’s annual pension benefit (or company match benefit, in the case of employees hired or last rehired on or after July 1, 2015 (with specified exceptions) under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental benefit under the Company’s nonqualified, unfunded, supplemental plan. Nonqualified benefits either are paid in a lump sum or in ten annual installments (in the case of employees hired or last rehired prior to July 1, 2015), or in five annual installments in the case of employees hired on or after July 1, 2015, in each case beginning the January following termination or retirement, depending on the age of the participant at termination or retirement.

Pension Benefits Table

The following table sets forth information regarding the present value of the accumulated benefits under our qualified defined benefit pension plan and the nonqualified supplemental plan. No payments were made to any named executive officer under those plans during 2020.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
K. M. Mazzarella	Qualified Plan	41.0	1,894,591
	Nonqualified Plan	41.0	12,168,435
S. S. Clifford	Qualified Plan	26.8	1,124,745
	Nonqualified Plan	26.8	1,305,300
R. R. Harwood	Qualified Plan	42.3	1,681,216
	Nonqualified Plan	42.3	2,208,211
M. W. Geekie	Qualified Plan	12.9	316,956
	Nonqualified Plan	12.9	440,908
B. L. Propst	Qualified Plan	18.9	694,922
	Nonqualified Plan	18.9	808,771

Assumptions. The change in pension values provided in the Summary Compensation Table and the present value of accumulated benefits provided in the Pension Benefits Table are based on the following assumptions:

•	Accrued benefits for each named executive officer are calculated based on service and compensation through December 31, 2020.

•

If the named executive officer was not yet eligible for an unreduced early retirement benefit as of the year- end reporting date as stated in each row of the Summary Compensation Table, it is assumed that the participant will remain employed until the date when he or she is first eligible for an unreduced early retirement benefit, and then terminate with the benefit paid immediately. As of December 31, 2020, Ms.

Mazzarella, and Mr. Harwood were eligible for unreduced early retirement benefits under both the qualified and nonqualified plan.

•

Consistent with the respective valuations, participants are assumed to select the lump sum optional form of payment 85% of the time and the life annuity optional form of payment 15% of the time for the qualified benefit and to select the lump sum optional form of payment 100% of the time for the nonqualified benefit.

•

The lump sum optional form of payment is based on a combination of the Pension Benefit Guaranty Corporation (PBGC) lump sum interest rate for private sector payments, the IRS prescribed lump sum interest rates and the mortality assumptions prescribed by Section 417(e) of the IRC. The IRS lump sum segment interest rates were assumed to be equivalent to 2.5% as of December 31, 2020 and were assumed to increase to a normative level equivalent to 6.5% over 17 years.  The PBGC lump sum interest rates are estimated using Appendix C from the PBGC’s Final Rule assuming the IRS lump sum segment interest rate assumptions as a proxy for the 12-year spot rate.

•

The present value of the life annuity is based on the discount rate and mortality used for financial reporting purposes (2.62% and Pri-2012 Non-disabled Annuitant table projected with Scale MP-2020). There is no adjustment made for pre-retirement decrements.    Therefore, the lump sum or life annuity payable at the participant’s earliest unreduced payment commencement date has been discounted to the reporting date using the discount rate used for financial reporting purposes.

•

As required for the named executive officers who are not eligible for an unreduced early benefit on the year- end reporting date as stated in each row of the Summary Compensation Table, pension benefits have been calculated with salary and service through the year-end reporting date as stated in each row of the Summary Compensation Table but have been assumed not to be payable until the date when they are first eligible for an unreduced benefit. Therefore, the lump sum or life annuity payable at the participant’s earliest unreduced payment commencement date has been discounted to the reporting date using the discount rate used for financial reporting purposes, which was 2.62% for December 31, 2020. There is no adjustment made for pre-retirement decrements.

Nonqualified Deferred Compensation

As discussed in the Compensation Discussion and Analysis, certain executives, including named executive officers, may voluntarily defer 2% to 50% of 2020 base salary and/or 2% to 100% of 2020 incentive payments pursuant to their individual deferred compensation agreements. The Company does not fund these voluntary employee contributions. In addition, the deferred compensation accounts include Company contributions that would have been paid to the qualified profit sharing and savings plan except for the annual limitations imposed by the IRC.

For executives who were hired or last rehired on or after July 1, 2015 (of which there were six in 2020), the deferred compensation accounts will include Company contributions that would have been paid under the Company match benefit, except for the annual limitations imposed by the IRC. In the case of such employees where the amounts that would be matched under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental benefit under the Company’s nonqualified, unfunded, supplemental plan.

At the end of each calendar quarter, deferred compensation accounts are credited with interest based on the average crediting rate for the prior calendar quarter under the stable value fund investment alternative of the Company’s profit sharing and savings plan. Nonqualified deferred compensation payments are either paid in a lump sum or in ten annual installments (in the case of employees hired or last rehired prior to July 1, 2015), or in five annual installments in the case of employees hired or last rehired on or after July 1, 2015, in each case beginning the January following termination or retirement based on the age of the participant at termination or retirement.

The following table provides information with respect to the nonqualified deferred compensation accounts for each of the named executive officers. No withdrawals or distributions were paid to any of the named executive officers during 2020.

	(1)	(2)	(3)	(4)
Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Balance at Last Fiscal Year End ($) (4)
K. M. Mazzarella	–	–	31,704	1,527,510
S. S. Clifford	–	48,555	3,364	224,395
R. R. Harwood	–	47,757	12,929	685,439
M. W. Geekie	20,465	52,756	9,881	549,613
B. L. Propst	7,404	46,202	6,577	381,153

(1)

Amounts of 2020 base salary and/or MIP incentive payment elected by executive to be deferred in 2020. These amounts are included as “Salary” and “Non-Equity Incentive Plan Compensation”, as applicable, for the appropriate year in the Summary Compensation Table.  See notes 1 and 2 to the Summary Compensation Table.

(2)

The portion of Company profit sharing contributions exceeding the limits imposed with respect to the qualified plan that were credited to deferred compensation accounts for 2020 for an executive electing to defer base salary and/ or MIP incentive payments earned during 2020.

(3)

Includes interest earned in 2020 on nonqualified deferred compensation account balances. Interest was paid at the average crediting rate for the prior calendar quarter under the stable value fund of the Company’s profit sharing and savings plan and consequently does not represent an above-market return.

(4)

These balances, as of December 31, 2020, include interest, deferred salary and incentive payments and deferred profit sharing contributions accrued and reported in 2020 and in prior years, including amounts earned in 2020 but paid in 2021. For prior years, all amounts contributed by a named executive officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed Information Statements in the year earned to the extent the executive was named in such Information Statements and the amounts were required to be reported in such tables. For fiscal 2019 and 2018, respectively, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table: Ms. Propst –$52,583 and $50,136;  Mr. Clifford – $50,969 and $44,598; Mr. Harwood – $54,654 and $126,118;  and Mr. Geekie – $81,909 and $75,835.

All Other Compensation

The table below itemizes the value of All Other Compensation received by the named executive officers for 2020 as shown in the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits ($) (1)	Registrant Contributions to Defined Contribution Plans ($) (2)	Tax Reimbursements ($) (3)	Fees Earned or Paid in Cash ($) (4)
K. M. Mazzarella	38,405	258,180	2,888	1,200
S. S. Clifford	18,617	77,055	–	1,200
R. R. Harwood	91,001	76,257	45,067	1,200
M. W. Geekie	21,363	81,256	–	1,200
B. L. Propst	17,226	74,702	613	900

(1)

Amounts paid by the Company for dues for memberships in social clubs and country clubs ($24,925 for Ms. Mazzarella), occasional spousal travel, relocation services ($69,648 for Mr. Harwood), individual disability insurance and financial planning services, each as described in “Compensation Discussion and Analysis – Executive Compensation Elements.”

(2)	Total qualified and nonqualified Company contributions made under our profit sharing and savings plan on April 1, 2021 for 2020.

(3)	Amounts for taxes reimbursed for spousal travel, relocation services (for Mr. Harwood) and financial planning services, including related “gross-up” amounts.

(4)	Annual director’s fees.

Pay Ratio

As permitted by SEC rules, in collaboration with an independent, external consultant, we used the following estimation techniques to identify and select our median employee for the three fiscal years ending December 31, 2022. We used cash compensation at December 31, 2020 (as determined by our payroll records and those of our operating subsidiaries), plus, for those individuals who were eligible to participate in our defined benefit pension plan, estimated annual value equal to the calculated difference between the beginning-of-year Accrued Benefit Obligation ("ABO") and end-of-year ABO from the 2020 accounting valuation for each individual as a percent of their pay. For those individuals who were last hired or rehired on or after July 1, 2015, and who consequently were not eligible to participate in our defined benefit pension plan, we added the Company match benefit under our profit sharing and savings plan (or in the case of our subsidiaries who do not participate in such plan, its applicable equivalent) to their estimated compensation. As permitted by SEC rules, we annualized compensation for 2020 new hires who were regular employees. For those employees who were eligible for and received a Company match benefit in 2020 but who were hired after January 1, 2020, we annualized that portion of their calculation. We believe these adjustments were consistent and appropriate.  We did not apply any cost-of-living adjustment as part of this methodology. Moreover, we did not annualize or otherwise adjust compensation data for part-time employees, as this would not be permitted by SEC rules. We believe this consistently applied compensation measure used to identify the median employee is a reasonable estimate.

From the resulting data, we preliminarily determined the median employee. After reviewing the person's circumstances and confirming the absence of material anomalies, we concluded that this person was, in fact suitable to serve as our median employee.

The total annual compensation of the individual identified through the methodology described in the preceding paragraph, representing the median annual total compensation of all employees, other than the principal executive officer, of the Company and its subsidiaries was $75,437 for the year ended December 31, 2020. The total annual compensation of our principal executive officer was $4,896,312. Based on the foregoing, we believe a reasonable estimate of the ratio of the total compensation of our principal executive officer to that of our median employee (as identified, and as calculated in a manner consistent with the SEC rules) was 65 to 1.

Potential Post-Employment Payments

At December 31, 2020, each named executive officer participated in the same benefit plans with the same options available to him or her as all employees of the Company upon voluntary or involuntary termination (with or without cause), early or normal retirement, disability or death, except as described below. Termination following a change of control would be treated the same as any other termination.

Payments Made Upon Voluntary Termination, Retirement or Disability. In the case of a voluntary termination, retirement or disability in 2020, named executive officers were entitled to receive all compensation and benefits earned, accrued and vested during their term of employment. In the event of a disability greater than 180 days, a named executive officer was eligible to receive a long term disability benefit in accordance with an established Individual Disability Income (IDI) insurance policy purchased by the Company. The IDI policy provides a monthly benefit of approximately 60% of the executive’s total pay, less the Company’s group long term disability coverage that applies to all eligible employees. The IDI policy provides an additional monthly benefit of up to a maximum of $15,000. The IDI policy includes an additional catastrophic benefit provision that would increase the total disability benefit to approximately 100% of total pay, maximum $8,000 additional, should the disability meet the extended terms of the policy.

Payments Made Upon Involuntary Termination (with or without cause). At December 31, 2020, if a named executive officer were terminated without cause (layoff), compensation and benefits paid would be the same as for a voluntary termination, retirement or disability, except that an additional severance payment would be made in a single lump sum payment equal to one week of base pay for each year of completed service. Assuming a termination was effective for reason of layoff as of December 31, 2020, the severance amount that would have been payable to each of the named executive officers would have been: K. M. Mazzarella – $846,977;  S. S. Clifford – $194,950;  R. R. Harwood – $294,089; M. W. Geekie– $91,812; and B. L. Propst – $124,079.

If a named executive officer were terminated with cause, all earned, accrued and vested compensation and benefits would be paid with the exception of earned floating holiday compensation.

Payments Made Upon Death. In the event of the death of an employee, including a named executive officer, the same compensation and benefits would be paid as for a voluntary termination, retirement or disability.

In addition, available death benefits for each of the named executive officers at December 31, 2020 were as follows:

•	$250,000 under the Company’s basic life insurance plan;
•	$250,000 under the Company’s basic life accidental death and dismemberment insurance plan, if applicable; and
•	$500,000 under the Company’s business travel insurance plan, if applicable.

Payments Made Upon a Change of Control. At December 31, 2020, the Company had not entered into change of control severance agreements with any of the named executive officers or any other employee. If there is a change of control of the Company, any deferred compensation benefits and supplemental benefits (including interest to the date of payment) under the Company’s amended and restated supplemental benefit plan will be payable in a lump sum promptly following the change of control.

Director Compensation

Directors are paid a meeting fee of $300 for each of the four regular Board meetings attended.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2020 and will be considered for reappointment by the Board of Directors in June 2021. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

The fees billed to the Company by Ernst & Young LLP with respect to the years 2020 and 2019 were as follows:

	2020	2019
Audit Fees	$861,107	$876,193
Audit-Related Fees	$14,000	$14,000
Tax Fees	$664,235	$371,519

Audit Fees include amounts billed for the audit of the Company’s annual consolidated financial statements, the timely review of the financial statements included in the Forms 10-Q filed by the Company during each year, general consultations on accounting and disclosure matters, and international statutory audits. Audit-Related Fees include advisory services related to the management report on internal controls, and other audit-related services. Tax Fees include services rendered for tax compliance, tax advice, and tax planning. It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2021. In connection with its review and evaluation of non-audit services, the Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee has established procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor retained to audit the Company’s financial statements. Under these procedures, types of services and an estimated range of fees are established and pre-approved annually. Invoices for pre-approved services that are within the pre-approved range may be paid by the Senior Vice President and Chief Financial Officer or the Controller. If the fees for any type of service are expected to exceed the pre-approved limit, a request must be submitted to the Audit Committee Chair. Services other than those included in the annual pre-approval must be considered and authorized in advance by the Audit Committee on an engagement-by-engagement basis.

MISCELLANEOUS

Effective December 1, 2020, the Company renewed the insurance covering its directors and officers, along with insurance covering the fiduciary liability of certain other employees, for claims made against them as a result of their employment with the Company.  The directors and officers liability coverage is provided by National Union (a member of the AIG Group), Arch, Beazley, AmTrust, Markel and Berkley, and the fiduciary liability coverage is provided by Odyssey/Hudson and Chubb.  The total annual premium for these coverages, though November 30, 2021, is $429,937.

Owners of common stock and Voting Trust Interests may communicate directly with the Board of Directors by mail at Graybar Board of Directors, 34 North Meramec Avenue, Clayton, Missouri 63105. All such communications will be received directly by the Chairman of the Board and the Senior Vice President, Secretary and General Counsel and may be reviewed with such other directors as they deem appropriate.

The management of the Company knows of no other matters to be brought before the meeting.

By Order of the Board of Directors,

MATTHEW W. GEEKIE

Secretary

April 30, 2021

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2020 will be made available without charge upon written request addressed to the Secretary of the Company at its principal executive offices at 34 North Meramec Avenue, St. Louis, MO 63105 or by calling 314-573-9200. A copy is also accessible at https://www.graybar.com/legal under “SEC Filings”. Additionally, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.